Exhibit 99.1

Cordia Corporation (CORG.OB) Establishes VoIP Network Point of Presence in Hong Kong

Launches Global VoIP Network Deployment

White Plains, New York – October 4, 2005 - Cordia International Corp. (CIC), a wholly owned subsidiary of Cordia Corporation, announced that it has established a Point of Presence (POP) in Hong Kong (HK) as part of the company’s plan to deploy a global VoIP network. Cordia’s HK POP will be used to target the Asia Pacific region and will be a core component of the company’s international business expansion plans.

CIC’s wholly owned Hong Kong subsidiary recently obtained a Public Non-Exclusive Telecommunications Service (PNETS) license from the Office of the Telecommunication Authority (OFTA), which allows Cordia to deliver external telecommunications services (ETS) in Hong Kong.  Cordia expects to commence marketing services from its Hong Kong POP in November 2005.

“The VoIP market in Asia continues its explosive growth of last year,” said Joel Dupré, Cordia’s CEO. “According to RHK Research, there were 6.85 million people paying for VoIP services in the world at the end of 2004, of which over 5 million reside in the Asia Pacific region vs. less than 1 million in the US. According to Insight Research, the global VoIP market will reach $82 billion in 2005, and $196 billion in 2007.

“The HK POP is essential to the provision of our international telecommunications services”, continued Mr. Dupré. “There are many carriers in Asia and around the world who have a presence in HK.  We have been active in fostering bilateral relationships with international carriers which will allow us to deliver high quality, low cost global voice services to our domestic and international customers by gaining low cost access to these carrier’s networks. CIC is committed to the international expansion of Cordia’s telecommunications business and our HK POP is a big step in building our position as a leading global VoIP services provider.”

HK POP is located at the HKCOLO Limited facility in the Sino Favour Centre in Chai Wan, Hong Kong.  Carriers in Asia who would like to speak with a Cordia representative should please email cordiahk@cordiacorp.com

About Cordia Corporation

Cordia Corporation develops and provides industry specific applications, solutions and services. Cordia's primary operations are currently concentrated in the telecommunications industry through its operating subsidiary, Cordia Communications Corp. In addition to end-user services, Cordia develops and provides an integrated Web services platform that enables competitive local, long distance and Internet service providers to rapidly introduce and effectively manage integrated offerings of local and long distance services.

This release contains forward-looking statements that involve risks and uncertainties. Cordia's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, availability of management; availability, terms, and deployment of capital; Cordia's ability to successfully market its services to current and new customers, generate customer demand for its product and services in the geographical areas in which Cordia can operate, access new markets, all in a timely manner, at reasonable cost and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments that could cause actual results to vary in such forward-looking statements.

Contact:

     Cordia Corp

     Kevin Griffo, 866-777-7777

     kgriffo@cordiacorp.com

Or

     Investors:

     Alliance Advisors, LLC

     Alan Sheinwald, 914-244-0062

     asheinwald@allianceadvisors.net